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Thrivent Series Fund, Inc.
(Name of Registrant As Specified In Charter)

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THRIVENT SERIES FUND, INC.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

            , 2009

Dear Shareholder:

On July 1, 2009, Goldman Sachs Asset Management, L.P. (“GSAM”) entered into a sub-advisory agreement with Thrivent Financial for Lutherans and Thrivent Series Fund, Inc. and began serving as an investment subadviser for Thrivent Partner Technology Portfolio. For more details about GSAM, please review the enclosed Information Statement.

As always, our goal is to provide a range of high-quality investment choices to our shareholders. Thrivent Partner Technology Portfolio provides a unique choice in your asset allocation strategies.

Sincerely,

Russell W. Swansen

Director and President

INFORMATION STATEMENT

Thrivent Partner Technology Portfolio

Series of

Thrivent Series Fund, Inc.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

1-800-847-4836

This Information Statement is being provided to notify you that Goldman Sachs Asset Management, L.P. (“GSAM”) entered into a sub-advisory agreement, as of July 1, 2009, with Thrivent Financial for Lutherans (“TFL”) and Thrivent Series Fund, Inc. (the “Fund”) to serve as an investment subadviser to Thrivent Partner Technology Portfolio (the “Portfolio”), a series of the Fund. This information statement is being mailed to shareholders of the Portfolio on or about             , 2009.

This is not a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy. Furthermore, this matter is not subject to a vote of shareholders, and we will not be holding a meeting of shareholders or otherwise asking shareholders to vote on this matter. We are providing this Information Statement solely to provide you with information about GSAM.

APPOINTMENT OF NEW SUBADVISER FOR THE FUND

TFL, which serves as the Fund and Portfolio’s investment adviser, has the authority to enter into and amend subadvisory agreements without shareholder approval pursuant to exemptive order obtained from the Securities and Exchange Commission (the “SEC”) on February 19, 2003. A fund operating under this structure is sometimes referred to as a “manager-of-managers fund.” The exemptive order requires the Fund to provide shareholders with this Information Statement in order to disclose substantially the same information about the investment subadviser, the subadvisory agreement and the subadvisory fee that would have been included in a proxy statement if shareholder approval had been required.

Matters Considered by the Board in Approving the Investment Subadvisory Agreement with GSAM

At their meeting on May 28, 2009, the members of the Board of Directors (the “Board”), including the Independent Directors, unanimously voted to approve the new investment subadvisory agreement (the “Subadvisory Agreement”) among the Fund, TFL, and GSAM. In connection with its approval of the Subadvisory Agreement, the Board considered the following factors:

1.	The nature, extent, and quality of the services provided by the Subadviser.
2.	The investment performance of the Portfolio.
3.	The costs of the services to be provided and profits anticipated to be realized.
4.	The extent to which economies of scale may be realized as the Portfolio grows.
5.	Whether fee breakpoint levels reflect these economies of scale for the benefit of the Portfolio’s shareholders.

In connection with the approval of the Subadvisory Agreement, the Board, including the Independent Directors, reviewed information presented by TFL addressing the factors listed above.

INFORMATION STATEMENT

The Independent Directors were represented by independent counsel throughout the meeting. Consideration of the factors listed above by the Board (including the Independent Directors) and information provided to the Directors are discussed below.

Nature, Extent, and Quality of Services

Management began by discussing its process for selecting a new subadviser to recommend to the Board, which included identifying appropriate candidates and convening representatives from cross-functional areas within Thrivent (i.e., Investments, Product Management, Marketing, Accounting, Legal, Compliance and Investment Operations) to interview the candidates. Management then reviewed with the Board the proposed Subadvisory Agreement and reported that TFL’s subadvisory due diligence committee had met with representatives of GSAM to learn more about how GSAM would manage a technology portfolio. Management stated that the scope and quality of services under the new investment subadvisory agreement with GSAM was expected to be at least equivalent to the scope and quality of services provided by TFL, which, prior to the appointment of GSAM, was the exclusive investment adviser to the Portfolio. The Board also received information relating to GSAM’s investment process and research capabilities. In addition, the Board took into consideration that GSAM acts as a subadviser to four other Thrivent mutual funds (i.e., Thrivent Partner Mid Cap Value Portfolio and Fund, and Thrivent Partner Worldwide Allocation Portfolio and Fund) and the information made in presentations to the Board in the recent past concerning its investment process and research capabilities, among other things.

Investment Performance

The Board received regular monthly performance reports, which included both the absolute and relative investment performance of the Portfolio. In addition, in connection with each of its regular quarterly meetings, the Board received more extensive information on the performance of the Portfolio, including absolute performance, relative performance rankings within the Portfolio’s Lipper peer group and performance as compared to benchmark index returns. The Board observed that the Portfolio’s relative performance versus its peer group had been inconsistent. The Board also received information regarding GSAM’s absolute and relative performance of its technology portfolio, which is managed in a substantially identical manner to the manner in which GSAM would manage the Portfolio. The Board observed that for the one-, three- and five-year periods ended March 31, 2009, the technology portfolio managed by GSAM had outperformed the median return of its peer group.

Cost of Services and Profitability

With respect to fees to be paid to GSAM under the Subadvisory Agreement, the Board reviewed the amount of the fees and considered that the contract had been negotiated at arm’s length between TFL and GSAM and that the markup for additional services to be provided by TFL was reasonable. The Board was also informed of all separate arrangements for unrelated services between GSAM and TFL or its affiliates.

Economies of Scale and Breakpoints

The Directors noted that fees under the Subadvisory Agreement are paid by TFL out of its investment advisory fees. At its previous meeting on November 11, 2008, the Board considered whether economies of scale might be realized as the Portfolio’s assets increase. Because of differences between funds as to management style and cost, it is difficult to generalize as to whether or to what extent economies in the advisory function may be realized as a fund’s assets increase. Typically, expected economies of scale, where they exist, are shared through the use of fee breakpoints and/or fee waivers by TFL.

INFORMATION STATEMENT

At the November meeting, the Directors considered information provided by TFL related to breakpoints and fee waivers provided by TFL. TFL explained that its general goal with respect to fee waivers, expense reimbursements and breakpoints was that the overall expense ratio for the Portfolio should be at or below the median expense ratio of its peer group. TFL noted that the Portfolio had net operating expenses of 0.87%, below the median net operating expense ratio of 1.10% for its peer group, placing the Portfolio in the 15 th percentile for net operating expenses. The Board also noted that while some portfolios of the Fund were increasing in assets and others were decreasing in assets, the portfolios overall were not experiencing significant asset growth.

Based on the factors discussed above, the Board, including all of the Independent Directors, approved the Subadvisory Agreement with GSAM.

Information about GSAM

GSAM has been registered as an investment adviser with the SEC since 1990, and, as of March 31, 2009, GSAM, including its investment advisory affiliates, had assets under management of approximately $664.2 billion. GSAM is a Delaware limited partnership; The Goldman Sachs Group, Inc. is GSAM’s general partner, and Goldman Sachs Global Holdings, LLC is GSAM’s limited partner.

GSAM manages the Goldman Sachs Tollkeeper Fund, a mutual fund with an investment objective and strategies similar to those of the Portfolio. The investment advisory fee for this fund is set forth in the table below:

Name of Fund	Net Assets Managed as of 2/28/09 (unaudited)	Investment Advisory Fee Annual Rate of Compensation (% of average net assets)
Goldman Sachs Tollkeeper Fund	$155,312,000	First $1 billion – 1.00% Next $1 billion – 0.90% Next $3 billion – 0.86% Next $3 billion – 0.84% Over $8 billion – 0.82%

The total fund operating expenses of the Goldman Sachs Tollkeeper Fund is subject to a voluntary expense limitation, which may be modified or terminated at any time by GSAM.

GSAM has affiliated brokers through which trades may be executed on behalf of the Portfolio. The Portfolio, however, in its most recent fiscal year ended December 31, 2008, did not pay any commissions to an affiliated broker.

The Investment Advisory Agreement

Thrivent Financial for Lutherans, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, serves as investment adviser for the Portfolio under an investment advisory agreement, dated April 10, 2002, for an annual advisory fee of 0.75% of average daily net assets. The investment advisory agreement for the Portfolio was last submitted to a vote of shareholders when it was approved by the initial shareholder at the time of the Portfolio’s inception. TFL and its affiliates have been in the investment advisory business since 1986 and managed approximately $62 billion in assets as of December 31, 2008. The Portfolio pays TFL a fee for serving as investment adviser for the Portfolio equal to 0.75%.

INFORMATION STATEMENT

Investment Subadvisory Agreement

GSAM serves pursuant to the Subadvisory Agreement. Under the terms of the Subadvisory Agreement, GSAM provides continuous investment management services to the Portfolio, subject to the overall supervision of the Board and TFL. From the investment advisory fee that it receives from the Portfolio, TFL pays GSAM a fee, based on assets subject to GSAM’s investment discretion, equal to 0.45% of average daily net assets for serving as investment subadviser for the Portfolio.

The Subadvisory Agreement provides that GSAM will not be liable for (1) any error of judgment or mistake of law or for any loss suffered by the Fund or Portfolio, or (2) any error of fact or mistake of law contained in any report or data provided by GSAM, except as a result of any error of judgment or fact, or mistake of law by GSAM or loss that constitutes willful misfeasance, bad faith or negligence on GSAM’s part or from reckless disregard by GSAM of its duties under the Subadvisory Agreement. GSAM will indemnify TFL and its controlling persons and their respective officers, directors and employees and hold them harmless from, among other things, any and all claims, losses, expenses and liabilities (including reasonable attorney fees) that arise or result from GSAM’s bad faith, negligence, willful misfeasance or reckless disregard of its obligations under the Subadvisory Agreement.

The Subadvisory Agreement provides that it will remain in effect continuously for two years following its effective date, unless terminated sooner. Thereafter, it will continue to be renewed for successive one-year terms provided that the renewal is specifically approved at least annually by either the Board or a majority of the outstanding shares of the Portfolio and, in either case, by a majority of the Directors who are not interested persons of any party to the Subadvisory Agreement.

The Fund may terminate the Subadvisory Agreement by a vote of a majority of the Independent Directors or a majority of its outstanding voting securities at any time on 60 days’ prior written notice to GSAM. TFL may terminate the Subadvisory Agreement upon 60 days’ prior written notice to GSAM, and GSAM may terminate the Subadvisory Agreement upon 60 days’ prior written notice to TFL. The Subadvisory Agreement will automatically terminate without penalty in the event of its assignment, as such term is defined in the Investment Company Act of 1940.

SHAREHOLDER REPORT

The Portfolio’s annual report for the year ended December 31, 2008 has been previously sent to shareholders. You may obtain a copy of the annual report upon request, without change, by writing to 625 Fourth Avenue South, Minneapolis, Minnesota 55415, by calling (800) 847-4836 or by visiting www.thrivent.com.

INFORMATION STATEMENT

RECORD OF BENEFICIAL OWNERSHIP

The Directors and Officers of the Fund cannot directly own shares of the Portfolio, and they cannot beneficially own shares of the Fund unless they purchase variable contracts issued by TFL or Thrivent Life Insurance Company, a wholly owned subsidiary of TFL, or participate in a retirement plan sponsored by TFL. As of July 1, 2009, the Directors and Officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Portfolio. In addition, as of July 1, 2009, no person, except as set forth in the table below, was known to own beneficially or of record 5% or more of the outstanding shares of the Portfolio.

Thrivent Partner Technology Portfolio
Shareholder	Number of Shares	% of Outstanding
Thrivent Variable Annuity Account A	733,766.30	13.73%
Thrivent Variable Annuity Account B	424,828.70	7.95%
Thrivent Variable Annuity Account I	3,365,419.77	62.97%
Thrivent Variable Annuity Account II	35,639.87	0.67%
Thrivent Variable Insurance Account A	5,373.72	0.10%
Thrivent Variable Life Account I (2003 Series)	167,628.18	3.14%
Thrivent Variable Life Account I (2008 Series)	879.60	0.02%
Thrivent Variable Life Account I (1997 Series)	292,739.46	5.48%
TLIC Variable Annuity Account A	314,563.44	5.89%
TLIC Variable Insurance Account A	3,611.41	0.07%

THRIVENT SERIES FUND, INC. 625 Fourth Avenue South Minneapolis, MN 55415